Exhibit 1.1

Execution Version

INVESTOR UNIT PURCHASE AGREEMENT

INVESTOR UNIT PURCHASE AGREEMENT (this “Agreement”) made as of January 2, 2019, by and among Safety Income and Growth Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), Safety, Income & Growth Inc., a Maryland corporation (the “Company”), and iStar Inc., a Maryland corporation (the “Purchaser”).

WHEREAS, the Company and the Operating Partnership are in the business of acquiring, originating and owning a portfolio of ground leases; and

WHEREAS, in order to fund the acquisition and origination of additional ground lease investments, the Operating Partnership desires to issue and sell, and the Purchaser desires to purchase, upon the terms and conditions set forth in this Agreement, 12,500,000 units of a newly established series of limited partnership interests of the Operating Partnership designated as “Investor Units” for an aggregate purchase price of $250.0 million (the “Purchased Units” and each, a “Purchased Unit”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.                                      Sale and Purchase of Purchased Units.  At the Closing, the Operating Partnership shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Operating Partnership, at a purchase price per Purchased Unit of $20.00, 12,500,000 Investor Units of the Operating Partnership constituting the Purchased Units.

2.                                      Closing.

2.1                               The closing of the purchase and sale of the Purchased Units hereunder (the “Closing”), including payment for and delivery of the Purchased Units, will take place on the date hereof at the offices of the Operating Partnership or the Operating Partnership’s legal counsel.

2.2                               At the Closing:

(i) the Operating Partnership shall deliver evidence of the issuance of the Purchased Units in the name of the Purchaser against payment by or on behalf of the Purchaser of the aggregate purchase price therefor of $250.0 million, by wire transfer of immediately available funds to the account designated by the Operating Partnership in writing;

(ii) the Company shall deliver an executed REIT ownership limitation waiver permitting Investor acquire the Exchange Shares (as defined below), and the Purchaser shall deliver an executed ownership waiver agreement, in each case in substantially similar forms to the waiver and agreement in place between them on the date hereof (the “Ownership Waiver Documents”);

(iii) the Company and the Purchaser shall enter into the Stockholder’s Agreement, substantially in the form of Exhibit A hereto (the “Stockholder’s Agreement”), and a registration rights agreement in a form substantially similar to the existing registration rights agreement between the Company and iStar, to provide for the registration of the Exchange Shares, as defined herein (the “Registration Rights Agreement”);

(iv) the Company, the Operating Partnership, the Purchaser and SFTY Manager LLC shall enter into the Amended and Restated Management Agreement, substantially in the form of Exhibit B hereto (the “Management Agreement Amendment” and together with the Ownership Waiver Documents, the Stockholder’s Agreement and the Registration Rights Agreement, the “Related Agreements”);

(v)  each of SFTY Venture LLC and SFTY Venture VII-B, LLC shall have entered into a voting agreement with the Purchaser in such form as is agreed between them;

(vi) the Company shall deliver to the Purchaser a secretary’s certificate certifying a copy of the resolutions of the Company’s board of directors (on behalf of the Company in its own capacity and in its capacity as the sole member of the general partner of the Operating Partnership) approving this Agreement, the Related Agreements and the transactions contemplated hereby and thereby;

(vii) the general partner of the Operating Partnership shall deliver to the Purchaser a certificate of the general partner of the Operating Partnership certifying the adoption of the certificate of partnership designations designating the Investor Units (the “Certificate of Designations”); and

(viii) the Purchaser shall deliver to the Company and the Operating Partnership a secretary’s certificate certifying a copy of the resolutions of the Purchaser’s board of directors approving this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

3.                                      Representations and Warranties of the Company and the Operating Partnership.  In connection with the transactions contemplated by this Agreement, the Company and the Operating Partnership hereby jointly and severally represent and warrant to the Purchaser that:

3.1                               The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland and the Company has all necessary corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

3.2                               The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and the Operating Partnership has all necessary corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

3.3                               All corporate and partnership action, as applicable, necessary to be taken by each of the Company and the Operating Partnership to authorize the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and all other agreements and instruments delivered by the Company and the Operating Partnership in connection with the transactions contemplated hereby and thereby have been duly and validly taken, and this Agreement and the Related Agreements to which each of the Company and the Operating Partnership is a party have been duly executed and delivered by the Company and the Operating Partnership.  This Agreement and the Related Agreements to which each of the Company and the Operating Partnership is a party constitute the valid, binding and enforceable obligations of the Company and the Operating Partnership, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The execution and delivery by each of the Company and the Operating Partnership of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with the organizational documents of the Company and the Operating Partnership or any material contract by which the Company and its subsidiaries, including the Operating Partnership, or their property or assets is bound, or any federal or state laws or regulations or decree, ruling or judgment of any United States or state court applicable to the Company and its subsidiaries or their property or assets, and no consent, approval, authorization or other order of, or registration or filing with, any governmental entity or the NYSE is required for each of the Company’s and the Operating Partnership’s execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and all other agreements and instruments contemplated by this Agreement and the Related Agreements, or the consummation of the transactions contemplated hereby and thereby, except for the Company Stockholder Approval (as defined herein), the approval of the NYSE of the listing of the Exchange Shares (as defined below) and such as have been obtained or made by the Operating Partnership and the Company.

3.4                               The Investor Units have been established in accordance with the terms of the governing documents of the Operating Partnership and the Certificate of Designations has been duly authorized by all necessary partnership action.  The Purchased Units and the shares of common stock, $0.01 par value per share (the “Company Common Stock”), of the Company to be issued in the Exchange (as defined below) (the “Exchange Shares”) will be, as of the respective dates of their issuance, and subject to receipt of the Stockholder Approval in the case of the Exchange Shares, duly authorized by all necessary partnership and corporate action on behalf of the Operating Partnership and the Company, as applicable, and when issued and delivered against payment or other consideration therefor as provided in this Agreement, (a) will be validly issued, fully paid and non-assessable and (b) will not be subject to any statutory or contractual preemptive rights of third parties, other than the top-up rights of SFTY Venture LLC and SFTY Venture VII-B, LLC set forth in the Post IPO Stockholder’s Agreements, dated as of April 14, 2017, between each of them and the Company.

3.5                               Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Purchaser will have good title to the Purchased Units and, if and when issued, the Exchange Shares, in each case free and clear of all liens, claims and encumbrances of any kind, other than transfer restrictions hereunder and under other agreements contemplated hereby.

3.6                               The only vote of the holders of any class or series of shares of stock of the Company necessary to approve the transactions contemplated by this Agreement and the Related Agreements is the approval of a majority of the votes cast at the Company Stockholder Meeting

(as defined herein) (the “Company Stockholder Approval”), pursuant to Section 312.03(b) and, for the avoidance of doubt, Section 312.03(d) of the NYSE Listed Company Manual.

4.                                      Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that:

4.1                               The Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.2                               The Purchased Units are being, and if and when issued, the Exchange Shares will be, acquired for the Purchaser’s own account, only for investment purposes and not with a view to, or for resale in connection with, any public distribution or public offering thereof within the meaning of the Securities Act.

4.3                               The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland.  The Purchaser has all necessary power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.

4.4                               All action necessary to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the Related Agreements and all other agreements and instruments delivered by the Purchaser in connection with the transactions contemplated hereby and thereby has been duly and validly taken and this Agreement and the Related Agreements have been duly executed and delivered by the Purchaser.  This Agreement and the Related Agreements constitute the valid, binding and enforceable obligations of the Purchaser, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The execution and delivery by the Purchaser of this Agreement and the Related Agreements, and the consummation by the Purchaser of the transactions contemplated hereby and thereby purchase by the Purchaser of the Purchased Units and, if and when issued, the Exchange Shares, does not conflict with the organizational documents of the Purchaser or with any material contract by which the Purchaser or its property or assets is bound, or any laws or regulations or decree, ruling or judgment of any court applicable to the Purchaser or its property or assets.

4.5                               The Purchaser understands and acknowledges that the Purchased Units and the Exchange Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and, therefore, the Purchased Units and the Exchange Shares will be characterized as “restricted securities” under the Securities Act and such laws and may not be sold unless they are subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and such qualification is available.

4.6                               The Purchaser has a substantive, pre-existing relationship with the Operating Partnership and the Company.

4.7                               The Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Purchaser’s prospective investment in the Purchased Units and the Exchange Shares; (ii) has the ability to bear the economic risks of the Purchaser’s prospective investment; and (iii) has not been offered the Purchased Units and the Exchange Shares by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium; or broadcast over television or radio; or any seminar or meeting whose attendees have been invited by any such medium.

5.                                      Covenants.

5.1                               Use of Proceeds.  The Company will use substantially all of the net proceeds from the sale of the Purchased Units to purchase ground leases or interests therein and to pay related transaction fees and expenses.

5.2                               Reservation of Shares.  The Company shall take all action necessary to at all times have authorized and reserved the amount of Exchange Shares.

5.3                               Listing.  The Company shall use all commercially reasonable efforts to secure the listing of the Exchange Shares on the NYSE (subject to official notice of issuance).

5.4                               Preparation of Proxy Statement; Stockholders Meeting.

(a)                                 As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) preliminary proxy materials and any amendments or supplements thereto to solicit the Company Stockholder Approval at a meeting called for such purpose (the “Company Stockholder Meeting”) (such Proxy Statement, and any amendments or supplements thereto, the “Proxy Statement”).  The Proxy Statement shall comply in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The parties shall cooperate fully with each other in the preparation of the Proxy Statement and shall furnish all information reasonably requested by the Company for inclusion therein.  The Company shall use all reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing it with the SEC.  The Company shall promptly provide copies to the Purchaser, consult with the Purchaser and cooperate with the Purchaser in preparing written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and promptly advise the Investor of any oral comments received from the SEC.  The Company shall provide the Purchaser with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC and will provide the Purchaser a copy of all such filings made with the SEC.  Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.  The parties shall use all reasonable best efforts to cause the Proxy Statement and all other customary proxy or other materials for meetings such as the Company

Stockholder Meeting to be mailed to the holders of the Company Common Stock (the “Company Stockholders”) as promptly as practicable after it is cleared by the SEC.

(b)                                 The Company shall, in accordance with applicable law and the Company’s charter and bylaws, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting solely for the purposes of obtaining the Company Stockholder Approval and, shall, through the Company’s Board of Directors, recommend to the Company Stockholders the approval of the matters set forth in the Proxy Statement.  The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval on or before May 31, 2019.

(c)                                  If at any time prior to the Company Stockholder Meeting any information with respect to any of the parties (including their respective officers and directors and subsidiaries) shall be discovered or any event shall occur that in the determination of a party is required to be described in an amendment of, or a supplement to, the Proxy Statement, such party shall notify the other parties thereof and such event shall be so described.  Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by applicable law, disseminated to the Company Stockholders, and such amendment or supplement shall comply in all material respects with all provisions of applicable law.

(d)                                 If, on the date of the Company Stockholder Meeting, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to approve the issuance of the Exchange Shares in the Exchange, the Company shall adjourn the Company Stockholder Meeting until such date as shall be mutually agreed upon by the Company and the Purchaser, which date shall not be less than five days nor more than ten days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval.

5.5                               Exchange of Purchased Units.  As promptly as reasonably practicable after receipt of the Company Stockholder Approval, and in any event within 10 Business Days thereafter, the Company shall exchange the Investor Units for Exchange Shares on a one-for-one basis in accordance with the terms of the Investor Units (the “Exchange”).  Upon the Exchange, the Investor Units shall be retired and extinguished by the Operating Partnership, which Exchange and extinguishment shall be evidenced in the books and records of the Operating Partnership.  The Exchange Shares shall be delivered electronically to the Investor’s account with the Company’s transfer agent, or in accordance with such other delivery instructions as may be provided by the Purchaser.  No payment shall be required by the Purchaser to effectuate the Exchange.

5.6                               Restriction on Certain Issuances.  Prior to the Company Stockholder Meeting, neither the Company nor the Operating Partnership shall issue shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (whether at the option of the Company, the Operating Partnership or the holder thereof) if the price at which such shares of Company Common Stock are issued or are issuable (before any underwriting or initial purchaser discounts and commissions) on conversion or exchange is lower than the purchase price per Purchased Unit being paid by the Purchaser pursuant to this Agreement, other than grants of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock under the Company’s incentive plan; provided, however, that the Company may issue up to $100 million of shares of Company Common Stock at a price less than $20.00 in an offering in which iStar is afforded the opportunity to exercise its rights pursuant to Sections 2.1 and 2.2 of the Stockholder’s Agreement.

6.                                      Related Agreements.  As a further inducement for the Purchaser to purchase the Purchased Units, at the Closing, the Company and the Operating Partnership shall enter into those Related Agreements to which each of them is a party.

7.                                      Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not.  Notwithstanding the foregoing or anything to the contrary herein, the parties may not assign this Agreement or their obligations hereunder.

8.                                      Amendments.  This Agreement may not be amended, modified or waived, in whole or in part, except by an agreement in writing signed by each of the parties hereto.  Any amendment or waiver of any provision of this Agreement by the Company shall require the approval of two-thirds of the independent directors.

9.                                      Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

10.                               Governing Law.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive.  The parties hereby waive any objection to such exclusive jurisdiction and agree not to plead or claim that such courts represent an inconvenient forum.  The right to enforce compliance by the Purchaser with this Agreement and to commence, prosecute, defend and compromise on behalf of the Company any right, obligation, claim, counterclaim, action, suit or proceeding arising out of or relating to this Agreement shall be vested exclusively in the independent directors of the Company.

11.                               Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

12.                               Legends.  Each certificate, if any, representing the Purchased Units and the Exchange Shares shall be endorsed with the following legend or a substantially similar legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and are “restricted securities” as defined in Rule 144 promulgated under the Securities Act. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement for the shares under the Securities Act of 1933, as amended, or (ii) pursuant to an opinion of counsel, satisfactory to the company, that such registration or compliance is not required as to said sale, offer, or distribution.”

13.                               Severability.  In case any provision of this Agreement shall be found by a court of law to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14.                               Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and they supersede, merge, and render void every other prior written and/or oral understanding or agreement among or between the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SAFETY, INCOME AND GROWTH INC.

By:	/s/ Jay Sugarman
Name: Jay Sugarman
Title: Chairman and Chief Executive Officer

SAFETY INCOME AND GROWTH
OPERATING PARTNERSHIP LP

By:	SIGOP GenPar LLC,
its general partner

By:	/s/ Jay Sugarman
Name: Jay Sugarman
Title: Chairman and Chief Executive Officer

iSTAR INC.

By:	/s/ Marcos Alvarado
Name: Marcos Alvarado
Title: President and Chief Investment Officer

EXHIBIT A

FORM OF STOCKHOLDER’S AGREEMENT

Exh. A-1

EXHIBIT B

MANAGEMENT AGREEMENT AMENDMENT

Exh. B-1